Exhibit 10.10(3)

June 22, 2016

Mr. Tom Gardner
32 Young Street
Cortlandt Manor, NY 10567

Re:  Amended and Restated Letter Agreement

Dear Mr. Gardner:

On behalf of AgEagle Aerial Systems, Inc., a Nevada corporation (the “Company”), I am pleased to invite you to join the Company’s Board of Directors (the “Board”).  If you accept, you will serve as a Director from the date that you sign this letter of appointment and subject to the confirmation and approval by the Board (the “Effective Date”) until the date upon which you are not re-elected or your earlier removal or resignation.

You shall have all responsibilities of a Director imposed by Nevada or applicable law, and the Certificate of Incorporation and Bylaws of the Company, as may be amended from time to time. These responsibilities shall include, but shall not be limited to, the following:

•	Telephonic meetings with the CEO, the Board and similar parties, and occasional in-person scheduled meetings of the Board;

•	Participation in the development and refinement of the Company’s strategic plan, business plan and long-term vision;

•	Assisting the Company in achieving stated milestones; and

•	Representing the stockholders and the interests of the Company as a fiduciary.

In consideration for your services and upon approval by our Board of Directors, you will receive the following compensation:

•	An initial grant of 16,700 five year stock options at a price per share equal to the price offered to the public in the Company’s IPO vesting in 6 months.

•	5,000 five year stock options per calendar quarter of service, with an exercise price at current market price of the Company’s common stock at the time of issuance.

•	$2,000 per calendar quarter cash stipend. AgEagle will cover out-of-pocket expenses for Board members’ travel expenses to and from Board meetings as required.

You will receive indemnification as a Director of the Company to the maximum extent extended to Directors of  the Company  generally, as set forth in the Company’s Certificate of Incorporation, Bylaws, and the Directors and Officers insurance coverage the Company maintains.

In accepting this offer, you are representing to us that (i) you do not know of any conflict that would restrict your service on the Board, (ii) there is nothing in your background that would disqualify you from serving on the Board, and (iii) you will not provide the Company with any documents, records, or other confidential information belonging to other parties.  Since we are a public company, if asked, you will complete a Director’s Questionnaire and agree to a background check.

I hope that this offer is satisfactory to you and look forward to you joining the Company’s Board of Directors. Please indicate your acceptance of this offer by signing below and returning one copy of this offer to me as soon as possible.  By signing below you acknowledge that you have read this agreement and fully understand the nature and effect of it and the terms contained herein and that the said terms are fair and reasonable and correctly set out your understanding and intention.

Tom, I very much look forward to having you on the Board of AgEagle, and working with you to achieve great things for this company.

Very truly yours,

/s/ Bret Chilcott
Bret Chilcott
Director & CEO

I accept the position on the Board of Directors of AgEagle Aerial Systems, Inc., under the terms and conditions set forth herein.

06/22/16
Tom Gardner	Date